Exhibit 10.15

A.G.P./Alliance Global Partners

590 Madison Avenue, 28th Floor

New York, NY 10022

[_______], 2025

Wearable Devices Ltd.

5 Ha-Tnufa Street

Yokne-am Illit, Israel 2066736

Attention: Asher Dahan, Chief Executive Officer

Re: Placement Agency Agreement

Dear Mr. Dahan,

This letter (the “Agreement”) constitutes the agreement between A.G.P./Alliance Global Partners (the “Placement Agent”) and Wearable Devices Ltd., a company organized under the laws of Israel (the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best-efforts” basis, in connection with the proposed placement (the “Placement”) of the following registered securities: (i) ordinary shares (the “Shares”) of the Company, no par value per share (the “Ordinary Shares”), (ii) warrants to purchase Ordinary Shares (the “Warrants”) and (iii) pre-funded warrants to purchase Ordinary Shares (the “Pre-Funded Warrants” and together with the Ordinary Shares and Warrants, the “Securities”). The Securities actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.” The documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation the Purchase Agreement (as defined below), shall be collectively referred to herein as the “Transaction Documents.”  The terms of the Placement shall be mutually agreed upon by the Company and the purchasers that execute the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes (i) that the Placement Agent would have the power or authority to bind the Company or any Purchaser, or (ii) an obligation for the Company will issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and any such Purchaser that executes the Purchase Agreement, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A. Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, are hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority, Inc. (“FINRA”) member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater securityholder of the Company, except as set forth in the Purchase Agreement.

B. Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of independent, Public Company Accounting Oversight Board registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a competent transfer agent with respect to the Ordinary Shares for a period of two (2) years after the Closing Date. In addition, from the date hereof until fifteen (15) days after the Closing Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of Ordinary Shares or Ordinary Share Equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the Prospectus, a registration statement on Form S-8 in connection with any employee benefit plan approved by independent directors of the Company, except that such restrictions shall not apply with respect to an Exempt Issuance. In addition, from the date hereof until sixty (60) days after the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Ordinary Shares or Ordinary Shares Equivalents (or a combination of units thereof) involving a Variable Rate Transaction; provided, however, that after thirty (30) days after the Closing Date, the Company shall be permitted to enter into and effect sales pursuant to an at-the-market offering facility with A.G.P./Alliance Global Partners and make sales thereunder.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the securities laws of each state in which an offer or sale of Placement Agent Securities is made (unless exempted from the respective state’s broker-dealer registration requirements), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, (v) has full power and authority to enter into and perform its obligations under this Agreement, and (vi) it is not currently or in the past a tax resident of, has a permanent establishment in, the State of Israel and it has not performed its services under this Agreement inside the State of Israel. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (vi) above. The Placement Agent covenants that it will use its reasonable best-efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION.  A. (1) In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its respective designees a cash fee of seven percent (7.0%) of the aggregate gross proceeds raised from the sale of the Placement Agent Securities (the “Cash Fee”). The Cash Fee shall be paid on the Closing Date. The Placement Agent shall also be entitled to a management fee equal to one percent (1.0%) of the gross proceeds raised from the sale of the Placement Agent Securities (the “Management Fee”). (2) Concurrently out of the proceeds of the Closing, the Company also agrees to reimburse the Placement Agent for reasonable and documented out-of-pocket accountable legal expenses incurred by A.G.P. in connection with the transaction in the amount of up to $50,000 if the gross proceeds raised in the Placement are $3 million or less, and up to $65,000 if the gross proceeds raised in the Placement exceed $3 million (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement). In addition, following the Closing of the Placement, the Placement Agent shall be entitled to compensation under clauses (1) and (2) of this Section 3.A, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing is both (i) provided to the Company by investors that were brought “over-the-wall” by the Placement Agent or were contacted by the Placement Agent, and (ii) such Tail Financing is consummated at any time within the six (6) month period following the expiration or termination of the Term (as defined below) set forth in this Agreement. Notwithstanding anything to the contrary herein, the compensation due hereunder shall expressly not include any stock or equity of the Company issued to its officers, directors, employees, consultants, or in relation to the transaction contemplated under the Standby Equity Purchase Agreement, dated June 6, 2024, by and between the Company and YA II PN, LTD. The Placement Agent will provide a list of investors whom the Placement Agent has introduced to the Company and brought over the wall during the Term.

The Company shall not be required to pay the Placement Agent any fees or expenses except for the Cash Fee, the Management Fee and the Tail Financing, the reimbursement of up to $50,000 or $65,000 in legal expenses (as described above), with respect to the engagement hereunder; provided, however, that this sentence in no way limits or impairs the indemnification or contribution provisions contained herein. The terms of the compensation described herein shall comply in all respects with the requirements of FINRA, including with respect to FINRA Rule 5110. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4. INDEMNIFICATION.

A.  To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify the Placement Agent and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from the Placement Agent’s fraud, willful misconduct or gross negligence in performing the services described herein.

B. Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will promptly notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the reasonable and documented fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to reasonable and documented fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld, conditioned or delayed. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld, conditioned or delayed.

C. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, other than as a result of the Placement Agent’s fraud, willful misconduct or gross negligence, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable and documented legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

E. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 5. ENGAGEMENT TERM. The Placement Agent’s engagement hereunder will be until the earlier of the Closing Date and February 28, 2025 (the “Term”). The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agent’s performance of due diligence it deems it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof and fees with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6. PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 7. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

 SECTION 8. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B. The Placement Agent shall have received a legal opinion and negative assurance letter of Company U.S. Counsel and a legal opinion of Company Israel Counsel , each in a form reasonably acceptable to the Placement Agent, addressed to the Placement Agent and the Purchasers and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

C. The Placement Agent shall have received an executed FINRA questionnaire or bring down letter from each of the Company and the Company’s executive officers and directors.

D. Ordinary Shares sold in the Placement, including Ordinary Shares issuable upon the exercise of the Warrants, must be registered under the Exchange Act and, as of the Closing Date, the Placement Agent Securities shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting or suspending from trading the Ordinary Shares from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Securities and Exchange Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing, except as otherwise publicly disclosed.

E. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

F. The Company shall have entered into a Purchase Agreement with each of the Purchasers or the sole Purchaser (as the case may be) of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchaser(s).

G. FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

H. The Placement Agent shall have received customary certificates of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, a certificate of the Company’s Chief Financial Officer in a form reasonably acceptable to the Placement Agent, and a certificate of the Company’s secretary certifying (i) that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.         I. The Placement Agent shall have received an executed lock-up agreement from each of the Company’s executive officers and directors prior to the Closing Date.

J. (1) On the date hereof, the Placement Agent shall have received, a letter from the Auditors of the Company, addressed to the Placement Agent, dated as of the date hereof, and a bring-down “comfort letter” addressed to the Placement Agent on the Closing Date, each in form and substance satisfactory to the Placement Agent. The letters shall not disclose any change in the condition (financial or other), earnings, operations or business of the Company, which, in the Placement Agent’s sole judgment, is material and adverse and that makes it, in the Placement Agent’s sole judgment, impracticable or inadvisable to proceed with the Placement of the Securities. (2) On the Closing Date, the Placement Agents shall have received from the Auditors of the Company a “bring-down” comfort letter dated as of the Closing Date, in form and substance satisfactory to the Placement Agents, to the effect that they reaffirm the statements made in the letter furnished pursuant to this Section 8(J)(1), except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to such Closing Date.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to its conflict of laws principles. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the federal courts located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 10. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities for the applicable statute of limitations. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by an internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 12. Press Announcements. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

SECTION 13. PAYMENTS. All payments made or deemed to be made by the Company to the Placement Agent, its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Payee”), if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature (other than taxes on net income or similar taxes) imposed or levied by or on behalf of the State of Israel or any political subdivision or any taxing authority thereof or therein unless the Company is or becomes required by law to withhold or deduct such taxes, duties, assessments or other governmental charges. In such event, the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Payee of the amounts that would otherwise have been received had such deduction or withholding not been required. For the avoidance of doubt, all sums payable, paid or deemed payable under this Agreement shall be considered exclusive of value added tax, sales tax or other similar taxes which shall be borne by, paid, collected and remitted by the Company in accordance with applicable law. The Placement Agent shall reasonably cooperate with the Company, by providing reasonably required information for the Company to obtain a withholding certificate from the Israel Tax Authority that would permit payments made or deemed to be made hereunder by the Company to be subject to a reduced rate of, or exemption from, withholding or deduction.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:
Title:

Address for notice:

590 Madison Avenue 28th Floor
New York, New York 10022
	Attn:	Thomas Higgins
	Email:	thiggins@allianceg.com

Accepted and agreed to as of the date first written above:

WEARABLE DEVICES LTD.

By:
	Name:	Asher Dahan
	Title:	Chief Executive Officer

Address for notice:

Wearable Devices Ltd.
5 Ha-Tnufa St. Yokne’am Illit, 2066736 Israel Attention: Asher Dahan, Chief Executive Officer Email: asher.dahan@wearabledevices.co.il

[Signature Page to the Placement Agency Agreement]

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